CHACHAS LAW GROUP P.C. Attorneys at Law 11682 El Camino Real, Suite 100 San Diego, California 92130	Telephone: (858) 925-6400 Facsimile: (858) 356-9721

January 24, 2017

Omnitek Engineering Corp.

Attention: Board of Directors

1333 Keystone Way

Suite 101

Vista, CA 92108

RE: FORM S-8

Gentlemen and Lady:

We have acted as counsel to Omnitek Engineering Corp., a California corporation (the “Company”).  This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to 5,000,000 shares of common stock, no par value (the “Shares”), issuable pursuant to the Company's 2017 Long-Term Incentive Plan (the “Plan”).

In rendering the opinions set forth below, we have examined the Registration Statement and the Plans.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We are members of the Bar of the State of California.  Our examination of matters of law in connection with the opinions set forth below has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of California, including all applicable provisions of the California Constitution and reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of California.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of any applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

January 24, 2017

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.  We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ George G. Chachas

Chachas Law Group P.C.